EXHIBIT 16.1

March 20, 2015

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Re:	Lakeland Industries, Inc.

Commission File #0-15535

To Whom It May Concern:

We have read the statements that we understand Lakeland Industries, Inc. will include under Item 4.01(a) of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01(b).

Sincerely,

/s/ Ruihua Certified Public Accountants LLP

RUIHUA CERTIFIED PUBLIC ACCOUNTANTS LLP

18-19/F, China Insurance Building,

No. 166 Lujiazui Road (East), Pudong District, Shanghai, PRC